Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Online Resources Corporation:
We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Online Resources Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007, the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
McLean, Virginia
October 26, 2009